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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          Motor Cargo Industries, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                           Common Stock, no par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                   619907108
                   -----------------------------------------
                                (CUSIP Number)



                                November 9, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.






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CUSIP NO. 619907108

-------------------------------------------------------------------------------

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Averitt, Inc. (EIN 62-1308760)

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)   [ ]
                                                                      (B)   [ ]
          Not applicable

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    362,300
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH:                  362,300
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          362,300
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]
          Not applicable
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          CO
          ---------------------------------------------------------------------
                    SEE INSTRUCTIONS BEFORE FILLING OUT!






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ITEM 1.

     (a)  Name of Issuer:                    Motor Cargo Industries, Inc.
     (b)  Address of Issuer's Principal      845 West Center Street
            Executive Offices:               North Salt Lake City, Utah 84054



ITEM 2.

     (a)  Name of Person Filing:             Averitt, Inc.
     (b)  Address of Principal Business      Corporate Service Center
            Office or, if none, Residence:   Perimeter Place One
                                             518 Old Kentucky Road
                                             Cookeville, Tennessee 38501

     (c)  Citizenship: Incorporated in Tennessee
     (d)  Title of Class of Securities: Common Stock, no par value
     (e)  CUSIP Number: Not applicable

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) or
            (c), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable

ITEM 4.   OWNERSHIP.

     (a)  Amount beneficially owned: 362,300

     (b)  Percent of class: 5.2%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 362,300.

          (ii)  Shared power to vote or to direct the vote -0-

          (iii) Sole power to dispose or to direct the disposition of 362,300

          (iv)  Shared power to dispose or to direct the disposition of -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
            ANOTHER PERSON       Not applicable

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.         Not applicable

ITEM 10.  CERTIFICATION.

          (a)  The following certification shall be included if the statement
               is filed pursuant to Rule 13d-1(b):     Not applicable

          (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect or changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







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                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                         By: /s/ George Johnson
                                             --------------------------------
                                             George Johnson, Executive Vice
                                             President and Chief Financial
                                             Officer of Averitt, Inc.


January 31, 2000






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